Exhibit 10.2

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT, by and between Apollo Commercial Real Estate Finance, Inc., a Maryland corporation (“Assignor”), and Apollo Commercial Real Estate Finance Liquidating Trust, a Maryland statutory trust (the “Trust”), is entered into as of November 6, 2026 (this “Agreement”).

W I T N E S S E T H:

WHEREAS, reference is hereby made to that certain Plan of Complete Liquidation and Dissolution of Assignor, adopted by the stockholders of Assignor on September 29, 2026 (the “Plan”), which provides that Assignor may transfer and assign to the Trust any assets of Assignor as the Board of Directors of Assignor shall determine, including its unsold properties, loans, securities, interests in subsidiaries of Assignor, cash, reserves, assets, claims, contingent claims, causes of action, rights, privileges, books and records, and attorney-client privilege and work product, subject to all of their unsatisfied debts, claims, obligations, liabilities and expenses, contingent or otherwise, and the Trust shall assume, pay, satisfy, discharge or perform when due all such unsatisfied debts, claims, obligations, liabilities and expenses, as well as any and all other debts, claims, obligations, liabilities and expenses of Assignor, whether contingent or otherwise;

WHEREAS, as contemplated by the Plan, Assignor desires to transfer, convey, assign and deliver all of its assets, including its unsold properties, loans, securities, interests in subsidiaries of Assignor, cash, reserves, assets, claims, contingent claims, causes of action, rights, privileges, books and records, attorney-client privilege and work product, excluding only those assets set forth on Schedule A hereto (the assets set forth on Schedule A, collectively, the “Excluded Assets” and, the assets of Assignor other than the Excluded Assets, collectively, the “Assigned Assets”), to the Trust (such transfer, the “Asset Transfer”), and the Trust desires to accept such Assigned Assets, subject to all debts, claims, obligations, liabilities and expenses of Assignor, contingent or otherwise, and to assume, pay, satisfy, discharge or perform when due all debts, claims, obligations, guarantees, liabilities and expenses of Assignor of every kind and nature whatsoever, whether known or unknown, fixed, contingent, conditional, unliquidated, unmatured, disputed or undisputed, asserted before or after the Effective Time (as defined below), arising in contract, by statute, in tort, by judicial or administrative action or otherwise, and payable or performable before or after the Effective Time, and whether or not set forth on any schedule or associated with any particular Assigned Asset (collectively, the “Assumed Liabilities”); and

WHEREAS, the Trust further desires to defend, indemnify, reimburse and hold harmless Assignor from and against any known or unknown, contingent or unmatured claim and any expenses or obligations of Assignor that may arise or become known after the date hereof, as more fully set forth in Section 2 hereof.

NOW, THEREFORE, for good and valuable consideration to Assignor, receipt of which is hereby acknowledged, Assignor and the Trust, intending to be legally bound, hereby agree as follows:

1. Assumption of Liabilities; Successor Obligations. Effective as of 2:00 p.m., Eastern Time, on November 9, 2026 (the “Effective Time”), the Trust hereby expressly assumes all of the Assumed Liabilities, and agrees to pay, satisfy, discharge or perform them when due. Pursuant to Section 3-115(c) of the Maryland General Corporation Law (the “MGCL”), the Trust, as successor to Assignor, is liable for all debts and obligations of Assignor, including the Assumed Liabilities (the obligations of the Trust as such successor under Section 3-115(c) of the MGCL, together with its obligations under this Section 1, the “Successor Obligations”), which obligations are absolute, unconditional, continuing and cumulative, are not subject to any cap, and are not limited to any scheduled obligations or to liabilities associated with any particular Assigned Assets; provided, however, that the Trust shall succeed to and have the benefit of all rights, defenses, counterclaims, setoffs, recoupments, limitations and other objections that the Assignor had or would have had with respect to any such debt or obligation, and no creditor of the Assignor shall have any greater right, claim or remedy against the Trust than such creditor had or would have had against the Assignor. The Asset Transfer is intended to be a “transfer of assets” for purposes of the MGCL, including Sections 1-101 and 3-115 thereof, and this Agreement is the agreement contemplated by Section 3-115 of the MGCL and is intended to extend the liability of the Trust to the full scope of the Assumed Liabilities. The Trust is a primary obligor, and not a guarantor or secondary obligor, with respect to all Assumed Liabilities. Nothing in this Agreement, the Asset Transfer, the dissolution of Assignor or the assumption of the Assumed Liabilities shall release, extinguish, compromise or impair any right or remedy of any creditor of Assignor; such assumption is not a novation; and no creditor shall be required first to proceed against Assignor or any other person.

2. Assignor Indemnity. From and after the Effective Time, the Trust shall defend, indemnify, reimburse and hold harmless Assignor from and against any and all liabilities, judgments, settlements, costs, obligations, losses, damages, charges and expenses (including reasonable attorneys’ fees, litigation expenses, enforcement costs and settlement amounts) that (a) arise out of, result from, relate to or are incurred in connection with any Assumed Liability or (b) are incurred by Assignor after the Effective Time (collectively, the “Assignor Indemnity”). The Assignor Indemnity is a present, direct and enforceable obligation of the Trust; applies to matters known or unknown and asserted before or after the dissolution of Assignor; covers third-party claims and direct losses, including costs of defense and of enforcing this Section 2; is separate from and cumulative of the assumption of the Assumed Liabilities and the Successor Obligations; and shall survive the Asset Transfer, the dissolution of Assignor, the termination of this Agreement and the termination of the Trust for so long as any matter covered hereby remains outstanding. The Assignor Indemnity shall not be subject to any procedural condition that would materially narrow or delay its protection, and any failure or delay by Assignor or any other person in giving notice of any matter shall not relieve the Trust of any obligation hereunder.

3. Assignment of Assets. As of the Effective Time, Assignor hereby transfers, conveys, assigns and delivers to the Trust, its successors and assigns, to have and to hold forever, all of Assignor’s right, title and interest in, to and under the Assigned Assets, and the Trust hereby accepts and assumes all of the Assigned Assets. Assignor hereby covenants and agrees that it will, at the reasonable request of the Trust, and without further consideration, execute and deliver such other instruments of transfer, conveyance and assignment, and take such other action, if any, as may reasonably be necessary to effect, consummate, confirm or evidence the transfer to the Trust, its successors and assigns valid title to the Assigned Assets.

4. Issuance of Units. In exchange for the assumption of the Assumed Liabilities and the Asset Transfer, as of the Effective Time, the Trust hereby agrees to issue 130,113,515 units of beneficial interest, par value $0.01 per unit (the “Units”), of the Trust to Assignor. The issuance of Units shall be exempt from registration under the Securities Act of 1933, as amended, and applicable state and local laws requiring registration of securities.

5. Power of Attorney. Assignor hereby constitutes and appoints the Trust (or its successors and assigns) the true and lawful attorney and attorneys of Assignor, with full power of substitution, in the name of the Trust or in the name and stead of Assignor, but on behalf of, for the benefit and at the expense of the Trust, its successors and assigns:

(a) to collect, demand and receive any and all Assigned Assets hereby assigned to the Trust and to give receipts and releases for and in respect of the same; and

(b) to institute and prosecute any and all actions, suits or proceedings, at law, in equity or otherwise, which the Trust may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Assigned Assets hereby assigned to the Trust, to defend or compromise any and all actions, suits or proceedings in respect of any of the Assigned Assets, and to do all such acts and things in relation thereto as the Trust shall deem advisable.

Assignor acknowledges that the foregoing powers are coupled with an interest and shall be irrevocable by it or upon its subsequent dissolution or in any manner or for any reason. The Trust shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest with respect thereto.

6. No Representations. The parties acknowledge and agree that the Assigned Assets are being transferred on an “as is” basis without any representations or warranties with respect thereto.

7. Third Party Beneficiaries. Each creditor of Assignor and each creditor of ACREFI Mortgage Lending, LLC, a Delaware limited liability company (“ACREFI”), in each case to the extent its claim, right, debt, obligation or liability is encompassed by the Assumed Liabilities, the Successor Obligations, the Assignor Indemnity or another covered obligation of the Trust hereunder, including known or unknown, fixed or contingent, matured or unmatured and liquidated or unliquidated creditors and claimants (collectively, the “Creditor Beneficiaries”), is an intended, and not an incidental, third-party beneficiary of Sections 1, 2, 7, 8, 9, 10 and 12 hereof and of each other covenant herein relating to the assumption of the Assumed Liabilities, the Successor Obligations, the Assignor Indemnity or the preservation of creditor rights. Each Creditor Beneficiary may enforce such provisions directly against the Trust in its own name, without any requirement of reliance, privity or exhaustion of remedies against Assignor or any other person, and may seek damages, specific performance, injunctive relief and any other relief available at law or in equity. This Section 7 does not by itself constitute an independent assumption by the Trust of any liability of ACREFI that is not otherwise covered by this Agreement, but affords full direct enforcement rights to the extent such liability is so covered. Except as provided in this Section 7, nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

8. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, notwithstanding anything to the contrary contained herein, the parties and, with respect to the obligations of the Trust enforceable by them under Section 7 hereof, the Creditor Beneficiaries are entitled, in addition to any other remedy to which they are or may be entitled at law or in equity, to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof. The foregoing rights are in addition to and without limitation of any other remedy to which the parties or the Creditor Beneficiaries may be entitled at law or in equity. The parties further agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. Each of the parties hereby waives (a) any defenses in any actions, suits or proceedings for specific performance, including the defense that a remedy at law would be adequate and (b) any requirement under any applicable law to post a bond or other security as a prerequisite to obtaining equitable relief.

9. Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Trust. No assignment by the Trust of this Agreement or of any of its rights or obligations hereunder shall release the Trust from any of its obligations hereunder, including the Successor Obligations and the Assignor Indemnity, and no assignment shall be made in contravention of Section 10 hereof.

10. Amendment, Waiver and Termination; Creditor Protection. Notwithstanding anything to the contrary herein, no amendment, waiver, release, assignment, termination or other modification of this Agreement, and no distribution of assets of the Trust (which shall be made only in accordance with Section 4.2 of the Declaration of Trust (as defined below)), may materially and adversely impair the rights of any Creditor Beneficiary hereunder unless the claim of such Creditor Beneficiary has first been paid, satisfied, discharged or adequately provided for.

11. Limitation of Recourse. Recourse for the obligations of the Trust hereunder shall be solely to the Trust and its assets, and no trustee, officer or holder of Units, nor the Manager (as defined in the Declaration of Trust), shall have any personal liability for any such obligation. Nothing in this Section shall limit the recourse of Assignor or any Creditor Beneficiary to the Trust and all of the Trust Assets (as defined in the Declaration of Trust).

12. Relationship to Declaration of Trust. The obligations of the Trust hereunder and under the Amended and Restated Agreement and Declaration of Trust of the Trust, dated as of November 6, 2026 (as amended from time to time, the “Declaration of Trust”), are cumulative, and neither this Agreement nor the Declaration of Trust shall be construed to narrow or limit the other.

13. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland applicable to contracts executed in and to be performed in that state and without regard to any applicable conflicts of law.

14. Binding Nature. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, including any successor to the Trust by merger, consolidation, conversion or transfer of assets.

15. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all such counterparts shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers or trustees thereunto duly authorized.

APOLLO COMMERCIAL REAL ESTATE FINANCE, INC.

By:	/s/ Stuart Rothstein
Name: Stuart Rothstein
Title: President & Chief Executive Officer

APOLLO COMMERCIAL REAL ESTATE FINANCE LIQUIDATING TRUST

By:	/s/ Anastasia Mironova
Name: Anastasia Mironova
Title: Chief Financial Officer & Treasurer

[Signature Page to Assignment and Assumption Agreement]

SCHEDULE A

Excluded Assets

None.